UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 7, 2017 (November 6, 2017)

National CineMedia, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33296	20-5665602
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

National CineMedia, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-176056	20-2632505
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

(Address of principal executive offices, including zip code)

(303) 792-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Ralph E. Hardy, Executive Vice President, General Counsel and Secretary of National CineMedia, Inc. (the “Company”) will be resigning from his duties with the Company effective March 1, 2018.  Mr. Hardy’s decision to resign was not a result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

On November 6, 2017, the Company entered into a Separation, General Release and Consulting Agreement with Mr. Hardy (the “Separation and Consulting Agreement”).  The Separation and Consulting Agreement provides that Mr. Hardy’s last day of employment will be March 1, 2018 (the “Separation Date”).  On the Separation Date, Mr. Hardy will resign from all offices, positions and fiduciary responsibilities of the Company and National CineMedia, LLC.  Upon such resignation, Mr. Hardy will be entitled to a cash severance of $310,271, which is equal to one times Mr. Hardy’s 2017 base salary, to be paid over a period of twelve months, commencing the day after the Separation Date, less applicable withholding and deductions, in accordance with the Company’s normal payroll practices.  If not already paid on or prior to the Separation Date, the Company will pay Mr. Hardy a lump sum payment equal to his performance bonus earned (based on achievement or satisfaction of the applicable performance goals) under the Company’s Executive Performance Bonus Plan.  Further, the Company will pay Mr. Hardy a lump sum cash payment representing the full cost of COBRA premiums for COBRA eligible benefit plans for a twelve-month period based on 2018 rates.  For those plans which are not COBRA eligible, the Company will pay Mr. Hardy a lump sum payment equal to the sum of (a) the pre-tax amount that the Company would have paid to the providers of such plans or programs for twelve months, grossed up by 35% to take into account the additional taxes that would be owed by Mr. Hardy, plus (b) the pre-tax amount that the Company would have paid to Mr. Hardy’s account as an employer matching contribution under the Company’s 401(k) plan for twelve months, grossed up by 35% to take into account the additional taxes that would be owed by Mr. Hardy.

For a period of two years following the Separation Date, Mr. Hardy will provide consulting services for the Company including in connection with historical information regarding the Company, providing certain introductions as requested by the Company and assisting with other reasonable requests for information or other assistance that the Board of Directors of the Company or the Company may request.  Mr. Hardy’s outstanding vested stock options will continue to be exercisable in accordance with their terms and conditions during this consulting period.

The foregoing is only a summary of certain terms of the Separation and Consulting Agreement, and is qualified in its entirety by the full text of the Separation and Consulting Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)   Exhibits

Exhibit No.	Description
10.1	Separation, General Release and Consulting Agreement dated as of November 6, 2017, by and between National CineMedia, Inc., National CineMedia, LLC and Ralph E. Hardy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of NCM, Inc. and NCM LLC has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL CINEMEDIA, INC.

Dated: November 7, 2017	By:	/s/ Katherine L. Scherping
Katherine L. Scherping
Chief Financial Officer

NATIONAL CINEMEDIA, LLC

By:  National CineMedia, Inc., its manager

Dated: November 7, 2017	By:	/s/ Katherine L. Scherping
Katherine L. Scherping
Chief Financial Officer

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